EXHIBIT 10.1

SPECIAL PERFORMANCE-BASED CASH INCENTIVE NOTIFICATION LETTER

May __, 2008

[Employee Name]
[Title]

[Dear [Employee]:

I am pleased to confirm your participation in a special performance-based cash incentive arrangement for FY09.  This arrangement is designed to recognize your unique ability to contribute to HP’s financial results for FY09.

This performance-based cash incentive will be paid upon achievement by HP of certain levels of cash flow from operations as a percentage of revenue (“CFO%”) during FY09. The actual CFO% target used under this arrangement will be the same as the CFO% target set by the HR & Compensation Committee of the Board (“HRC”) for the Long-Term Cash Program and the Performance-Based Restricted Units for the FY09 period. The performance bands below will determine final payout, with linear interpolation for performance between threshold, target and stretch.

•	The amount of your target award under this arrangement is $[X,XXX,XXX.00].

•	The percentage of cash incentive payable to you under this arrangement will be determined as follows:

o Performance at or above stretch:	150% of target award
o Performance at target:	100% of target award
o Performance at threshold:	30% of target award
o Performance below threshold:	0% of target award

This award will become payable, if at all, in November 2009, following certification by the HRC at its November 2009 meeting of FY09 performance against the CFO% metric.

Again, congratulations on this award. We look forward to another year of growth, as we extend HP’s position as the number one technology company in the world.

Respectfully,

[Authorized signatory]